STONEGATE MORTGAGE CORPORATION REPORTS FOURTH QUARTER AND
FULL YEAR 2013 FINANCIAL RESULTS

Indianapolis, Ind. - February 24, 2014 - Stonegate Mortgage Corporation ("Stonegate Mortgage" or the "Company") (NYSE: SGM), a leading, non-bank integrated mortgage company focused on originating, financing and servicing U.S. residential mortgage loans, today reported results for the fourth quarter and full year ended December 31, 2013.

“Despite challenging market conditions during the second half of the year, we are pleased with the financial and operational successes we achieved in 2013” said Jim Cutillo, Chief Executive Officer of Stonegate Mortgage.   “We made a number of investments that will position us to be a significant player in the emerging mortgage market, including our Crossline Capital and Nationstar acquisitions, our investments in the NattyMac financing platform and our growing non-agency program.  Our Company began 2013 with $55 million of net assets, completed two significant capital raises, and still returned approximately 20% on our capital to investors, representing a significant financial and operational accomplishment. Going forward, we continue to see compelling opportunities to invest capital into attractive assets as well as realize gains on investments made to date."

The Company's servicing portfolio, as measured by unpaid principal balance (“UPB”), ended the fourth quarter 2013 at $11.9 billion, an increase of 23% from third quarter 2013 ending UPB of $9.7 billion, and up 188% over the fourth quarter 2012 ending UPB of $4.1 billion.

Mortgage loan origination volume increased 2% to $2.4 billion during the fourth quarter of 2013 from $2.3 billion in originations in the third quarter of 2013 and grew 70% from origination volume of $1.4 billion in the fourth quarter of 2012. Full year 2013 mortgage loan origination volume increased 152%, to $8.7 billion from $3.4 billion in 2012.

Revenues increased 38% to $43.8 million in the fourth quarter of 2013 from $31.9 million in the third quarter of 2013 and were up 35% from $32.4 million in the fourth quarter of 2012. Full year 2013 revenue increased 69% to $157.9 million from $93.6 million in 2012.

Net income for the fourth quarter 2013 was $2.1 million, or $0.08 per diluted share, compared to $1.7 million, or $0.10 per diluted share, in the third quarter of 2013 and $3.7 million, or $0.38 per diluted share in the fourth quarter of 2012. Net income for the full year 2013 was $22.6 million, or $1.32 per diluted share, compared to $17.1 million or $2.26 per diluted share for the full year 2012. The decrease in diluted EPS during the fourth quarter and full year 2013 was driven primarily by the dilution associated with higher weighted average shares outstanding as a result of our equity offerings during 2013.

Adjusted net income1 was $2.7 million, or $0.11 per diluted share1, for the fourth quarter 2013, after excluding pre-tax non-cash mortgage servicing rights valuation adjustments of $5.2 million and adding certain other pre-tax non-cash expense items, ramp-up and other non-routine expenses totaling $6.2 million. Adjusted net income was $0.1 million, or $0.00 per diluted share, for the third quarter of 2013 and $7.5 million, or $0.77 per diluted share, for the fourth quarter 2012. Full year 2013 adjusted net income was $15.6 million, or $0.91 per diluted share, compared to $23.8 million, or $3.16 per diluted share in 2012. Full year 2013 adjusted net income excludes the effects of pre-tax non-cash mortgage servicing rights valuation adjustments of $23.0 million and adds certain other pre-tax non-cash expense items, ramp-up and other non-routine expenses totaling $11.7 million. Refer to page 8 for a reconciliation to the most directly comparable measure calculated in accordance with GAAP.

1 Adjusted net income and adjusted diluted earnings per share are considered non-GAAP financial measures. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations. See page 8 of this release for a discussion of the use of these non-GAAP measures and a reconciliation of each of these non-GAAP measures to the most comparable measure prepared in accordance with GAAP.

Recent Developments

Acquisition of Crossline Capital, Inc.

On December 19, 2013, Stonegate Mortgage completed its acquisition of Crossline Capital, Inc. ("Crossline"). The acquisition of Crossline will help expand the Company’s retail channel and accelerate its geographic expansion, which is consistent with the Company’s acquisition and growth strategy. Crossline is operated as a wholly-owned subsidiary of Stonegate Mortgage. Crossline is licensed to originate mortgages in 20 states including Arizona, California, Colorado, Connecticut, Florida, Georgia, Idaho, Maryland, Massachusetts, New Hampshire, New Mexico, North Carolina, Ohio, Oregon, Pennsylvania, Rhode Island, Texas, Utah, Virginia and Washington, and is an approved Fannie Mae Seller Servicer. In addition, it operates two national mortgage origination call centers in Lake Forest, CA and Scottsdale, AZ and also operates retail mortgage origination branches in seven other locations in Southern California. Crossline contributed approximately $21 million in mortgage loan originations during the fourth quarter of 2013 (during the period between the December 19, 2013 acquisition date and December 31, 2013).

Acquisition of Medallion Mortgage Company

On February 5, 2014, Crossline (a wholly-owned subsidiary of Stonegate Mortgage) completed its acquisition of Medallion Mortgage Company ("Medallion"), a Southern-California based residential mortgage originator. Medallion originated more than $400 million in mortgage loans during the year ended December 31, 2013 through its California and Utah locations, serving customers with an extensive portfolio of residential real estate loan programs. The acquisition of Medallion includes 10 offices along the southern and central coast of California, Utah and a new operations center in Ventura, California. These offices will employ more than 30 loan officers. Mack McConkey, Medallion's Executive Vice President, joined Crossline in a senior role to manage portions of its southern and central California mortgage retail production. In the acquisition of Medallion, Crossline agreed to purchase certain assets, assume certain liabilities and offer employment to certain employees.

Acquisition of Wholesale Channel and Retail Assets from Nationstar Mortgage Holdings, Inc.

On November 29, 2013, Stonegate Mortgage completed its acquisition of the wholesale lending channel and certain distributed retail assets of Nationstar Mortgage Holdings Inc. ("Nationstar"). The acquisition of Nationstar’s wholesale lending channel and retail assets complement our existing wholesale and retail channels and accelerates our geographic retail channel expansion. In this acquisition, the Company agreed to purchase certain assets and offer employment to certain employees.

January 2014 Key Operating Highlights

•	Average mortgage loans locked per business day during the month of January 2014 of $52.8 million, compared with average locks per business day of $49.8 million during the fourth quarter of 2013.

•
Retail and wholesale locks represented 9% and 19%, respectively, of total lock volume during January 2014, compared with retail and wholesale locks of 6% and 17%, respectively, of total lock volume during the fourth quarter of 2013.

Conference Call and Webcast

The Company will host a conference call today, February 24, 2014, at 4:15 p.m. EST in which management will discuss the fourth quarter and full year ended December 31, 2013 earnings results.

To access the call please dial (877) 303-5863 from the United States, or (678) 304-6908 from outside the U.S. The conference call I.D. number is 68319384. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through March 3, 2014 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 68319384.

This call will also be available as a live webcast which can be accessed at Stonegate Mortgage's Investor Relations Website at http://investors.stonegatemtg.com.

About Stonegate Mortgage Corporation

Founded in 2005, Stonegate Mortgage Corporation (NYSE: SGM) is a leading, non-bank, integrated mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage’s operational excellence, financial strength, dedication to customer service and commitment to technology have positioned the firm as a leading provider in the emerging housing finance market.

For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Stonegate Mortgage Contacts:

Media Contact:	Investor Contact:
Whit Clay	Michael McFadden
Sloane & Company (on behalf of Stonegate Mortgage Corporation)	Stonegate Mortgage Corporation
W: 212-446-1864	W: 317-663-5904
wclay@sloanepr.com	michael.mcfadden@stonegatemtg.com

Stonegate Mortgage Corporation
Key Operating Statistics

	Three Months Ended			Year Ended December 31,
(In millions)	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Origination volume by channel:
Retail	$131.9	$152.6	$163.6	$628.9	$508.9
Wholesale	416.5	421.6	357.2	1,636.5	893.8
Correspondent	1,833.3	1,766.3	878.0	6,441.5	2,046.7
Total origination volume	$2,381.7	$2,340.5	$1,398.8	$8,706.9	$3,449.4

Average origination volume per business day	$39.7	$36.6	$22.6	$35.0	$23.0

Mortgage loan locks volume:
Mortgage loans locked [1]	$2,986.8	$2,973.4	$2,057.8	$11,294.2	$5,799.2
Average mortgage loans locked per business day	$49.8	$46.5	$33.2	$45.4	$23.0

	As of
	December 31, 2013	September 30, 2013	December 31, 2012
	(Unaudited)	(Unaudited)
Servicing portfolio	$11,923.5	$9,682.6	$4,145.3

1 Represents mortgage loan commitments under which we have agreed to extend credit to a borrower and the associated interest rate and maximum principal amount are fixed prior to funding.

Stonegate Mortgage Corporation
Consolidated Statements of Income

	Three Months Ended			Year Ended December 31,
(In thousands, except per share data)	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Gains on mortgage loans held for sale	$21,942	$12,802	$24,537	$83,327	$71,420
Changes in mortgage servicing rights valuation	2,773	2,099	—	14,422	—
Loan origination and other loan fees	5,589	5,640	3,605	21,227	9,871
Loan servicing fees	7,880	5,966	2,180	22,204	5,908
Interest income	5,661	5,359	2,099	16,767	5,257
Other revenue	—	—	—	—	1,172
Total revenues	43,845	31,866	32,421	157,947	93,628

Expenses
Salaries, commissions and benefits	23,871	16,477	11,534	72,475	32,737
General and administrative expense	8,059	6,131	3,277	23,085	7,706
Interest expense	3,454	3,297	2,505	14,426	6,239
Occupancy, equipment and communication	3,740	2,980	1,273	9,843	2,999
Impairment of mortgage servicing rights	—	—	6,176	—	11,698
Amortization of mortgage servicing rights	—	—	1,096	—	3,679
Provision for mortgage repurchases and indemnifications	610	—	—	(417)	—
Depreciation and amortization expense	830	466	294	2,209	750
Loss on disposal of property and equipment	80	25	11	105	11
Total expenses	40,644	29,376	26,166	121,726	65,819

Income before income tax expense	3,201	2,490	6,255	36,221	27,809
Income tax expense	1,136	807	2,514	13,623	10,724
Net income	$2,065	$1,683	$3,741	$22,598	$17,085
Less: preferred stock dividends	—	—	(20)	(27)	(119)
Net income attributable to common stockholders	$2,065	$1,683	$3,721	$22,571	$16,966

Weighted average diluted shares outstanding	24,971	17,604	9,713	17,113	7,517

Earnings per share
Basic	$0.08	$0.10	$1.18	$1.61	$5.31
Diluted	$0.08	$0.10	$0.38	$1.32	$2.26

Stonegate Mortgage Corporation
Consolidated Balance Sheets

	December 31,
(In thousands, except share and per share data)	2013	2012
	(Unaudited)
Assets
Cash and cash equivalents	$43,104	$15,056
Restricted cash	730	3,445
Mortgage loans held for sale, at fair value	683,080	218,624
Servicing advances	4,177	938
Derivative assets	19,673	11,989
Mortgage servicing rights, at fair value	170,294	—
Mortgage servicing rights, at lower of amortized cost or fair value	—	42,202
Property and equipment, net	12,640	4,026
Goodwill	3,638	—
Intangible assets, net	5,434	3,590
Investment in closely held entity, at cost	440	740
Loans eligible for repurchase from GNMA	26,268	7,116
Notes receivable from stockholders	—	222
Warehouse lending receivables	12,089	—
Other assets	8,322	1,658
Total assets	$989,889	$309,606

Liabilities and stockholders' equity
Liabilities
Secured borrowings	$342,393	$102,675
Warehouse lines of credit	230,169	100,301
Operating lines of credit	6,499	5,131
Accounts payable and accrued expenses	37,052	18,606
Derivative liabilities	3,520	1,787
Reserve for mortgage repurchases and indemnifications	3,709	1,917
Due to related parties	608	348
Contingent earn-out liabilities	3,791	2,095
Liability for loans eligible for repurchase from GNMA	26,268	7,116
Deferred income tax liabilities, net	28,379	14,381
Total liabilities	682,388	254,357

Stockholders' equity
Preferred stock, without par value, shares authorized - 25,000,000; shares issued and outstanding - 0 and 8,342,112	—	33,000
Common stock, par value $0.01, shares authorized - 100,000,000; shares issued and outstanding - 25,769,236 and 3,464,798	264	35
Treasury stock, at cost - 0 and 630,699 shares	—	(1,820)
Additional paid-in capital	263,830	3,198
Retained earnings	43,407	20,836
Total stockholders' equity	307,501	55,249
Total liabilities and stockholders' equity	$989,889	$309,606

Stonegate Mortgage Corporation
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2013	2012
	(Unaudited)
Operating Activities
Net Income	$22,598	$17,085
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	2,209	750
Loss on disposal of property and equipment	104	11
Bargain purchase gain	—	(1,172)
Amortization of debt discount	1,522	—
Forgiveness of note receivable from stockholder	214	—
Gains on mortgage loans held for sale	(83,327)	(73,337)
Amortization of mortgage servicing rights	—	3,679
Impairment of mortgage servicing rights	—	11,698
Changes in mortgage servicing rights valuation	(14,422)	—
Provision for reserve for mortgage repurchases and indemnifications	(417)	1,917
Proceeds from sales and principal payments of mortgage loans held for sale	8,243,802	3,318,047
Originations and purchases of mortgage loans held for sale	(8,706,887)	(3,449,407)
Repurchase of previously sold loans	(4,070)	—
Stock-based compensation expense	2,579	13
Change in contingent earn-out liability	(10)	—
Changes in operating assets and liabilities:
Restricted cash	2,945	(3,445)
Servicing advances	(3,239)	(591)
Warehouse lending receivables	(12,089)	—
Other assets	(5,841)	(867)
Accounts payable and accrued expenses	16,721	13,668
Reserve for mortgage repurchases and indemnification	(237)	—
Due to related parties	260	146
Deferred income tax liabilities, net	13,998	10,725
Net cash used in operating activities	(523,587)	(151,080)
Investing activities
Purchase of subsidiary in a business combination, net of cash acquired	(5,435)	—
Purchases of property and equipment	(9,938)	(2,827)
Purchase of assets in a business combination	(484)	(512)
Purchase of mortgage servicing rights	(1,543)	—
Repayment of notes receivable from stockholder	8	68
Net cash used in investing activities	(17,392)	(3,271)
Financing activities
Proceeds from borrowings under mortgage funding arrangements and operating lines of credit	18,516,065	145,083
Repayments of borrowings under mortgage funding arrangements and operating lines of credit	(18,172,266)	(3,064)
Proceeds from borrowing from stockholder	10,000	—
Repayment of borrowing from stockholder	(4,345)	—
Repayment of borrowing of subordinated debt	—	(750)
Payments of capital lease obligations	(14)	—
Net proceeds from issuance of common stock	225,573	1,000
Proceeds from issuance of preferred stock	—	32,000
Payment for redemption of preferred stock	—	(1,500)
Purchase of treasury stock	—	(1,820)
Payment of equity issuance costs	(5,959)	(1,826)
Preferred stock dividends	(27)	(119)
Net cash provided by financing activities	569,027	169,004
Change in cash and cash equivalents	28,048	14,653
Cash and cash equivalents at beginning of period	15,056	403
Cash and cash equivalents at end of period	$43,104	$15,056

Stonegate Mortgage Corporation
GAAP Reconciliation
(Unaudited)

We calculate adjusted net income and adjusted diluted EPS as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Adjusted net income and adjusted diluted EPS exclude certain items that we do not consider part of our core operating results including non-cash fair valuation adjustments related to our mortgage servicing rights, the bargain purchase gain from our 2012 acquisition of NattyMac, expenses related to the financing of our term loan, certain other non-cash expense items and ramp-up costs associated with the launch of our non-agency jumbo loan origination program and Nationstar business. These ramp-up costs include the advance hiring of servicing and originations staff, recruiting expenses, travel, licensing and legal expenses. In addition, adjusted net income excludes certain other non-routine income and expenses, primarily non-deferrable expenses associated with our private equity and initial public offerings and acquisition costs related to acquisitions. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for income before income taxes, net income or diluted EPS prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. These non-GAAP financial measures are performance measures and are presented to provide additional information about our core operations.

	Three Months Ended			Year Ended December 31,
(In thousands, except per share data)	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012
Net income	$2,065	$1,683	$3,741	$22,598	$17,085
Adjustments:
Interest expense associated with term loan	—	—	—	1,587	—
Changes in valuation inputs and assumptions on mortgage servicing rights	(5,169)	(4,279)	—	(22,967)	—
Impairment of mortgage servicing rights	—	—	6,176	—	11,698
Stock-based compensation expense	837	829	6	2,579	13
Ramp-up and other non-routine expenses	5,247	826	—	7,386	—
Bargain purchase gain	—	—	—	—	(1,172)
Acquisition costs	146	—	—	146	406
Tax effect of adjustments	(423)	992	(2,410)	4,238	(4,225)
Adjusted net income	$2,703	$51	$7,513	$15,567	$23,805

Diluted EPS	$0.08	$0.10	$0.38	$1.32	$2.26
Adjustments:
Interest expense associated with term loan	—	—	—	0.09	—
Changes in valuation inputs and assumptions on mortgage servicing rights	(0.21)	(0.25)	—	(1.34)	—
Impairment of mortgage servicing rights	—	—	0.64	—	1.56
Stock-based compensation expense	0.03	0.05	—	0.15	—
Ramp-up and other non-routine expenses	0.21	0.05	—	0.43	—
Bargain purchase gain	—	—	—	—	(0.15)
Acquisition costs	0.01	—	—	0.01	0.05
Tax effect of adjustments	(0.01)	0.05	(0.25)	0.25	(0.56)
Adjusted diluted EPS	$0.11	$—	$0.77	$0.91	$3.16

Forward Looking Statements

Various statements contained in this earnings release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward- looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this earnings release speak only as of the date of this earnings release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in the “Risk Factors” section within our final prospectus dated October 9, 2013, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.